SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON  APPRECIATION FUND, INC.

240 Greenwich Street

New York, New York  10286

December 27, 1990
Amended as of June 3, 2019

Fayez Sarofim & Co.
Two Houston Center
Suite 2907
Houston, Texas 77010

Ladies and Gentlemen:

BNY Mellon Appreciation Fund, Inc., a Maryland corporation (the "Fund"), herewith confirms its agreement with you as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors.  The Fund employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as its investment adviser pursuant to a written agreement with the Fund (the "Investment Advisory Agreement"), a copy of which has been furnished to you.  The Fund desires to retain you, and you hereby agree to accept such retention, as the Fund's sub-investment adviser.

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  Such person or persons may be officers or employees of both you and the Fund.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Fund's Board of Directors, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, you will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  You will furnish to the Adviser or the Fund such information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request.  The Fund and the Adviser wish to be informed of important developments materially affecting the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Fund agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

In consideration of services rendered pursuant to this Agreement, the Fund will pay you, on the first business day of each month, a fee at the annual rate of .2175 of 1% of the value of the Fund's average daily net assets, calculated daily and paid monthly.

Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information.  The fee for the period from the date of the commencement of the initial public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you.  The expenses to be borne by the Fund include, without limitation, the following:  organizational costs, taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of shareholder reports and meetings, costs of preparing and printing prospectuses and statements of additional information, and any extraordinary expenses.  It is understood that certain stockholder servicing, administration and/or distribution expenses to be incurred in connection with the Fund's shares will be paid pursuant to a Service Plan adopted in accordance with rules promulgated under Section 12 of the Investment Company Act of 1940, as amended.

The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each company or account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.  It is also understood that you and the Adviser shall be prohibited from consulting with each other concerning transactions described in Rule 12d3-1(c) under the Investment Company Act of 1940, as amended, and that your responsibility regarding investment advice hereunder is limited to the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

This Agreement shall continue automatically for successive annual periods ending on September 5th of each year, provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Fund's Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board of Directors or by vote of holders of a majority of the Fund's outstanding voting securities, or, upon not less than 90 days' notice, by you.  This Agreement also will terminate automatically in the event of its assignment (as defined in said Act).

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON APPRECIATION FUND, INC.

By: /s/ Renee LaRoche-Morris Name: Renee LaRoche-Morris Title: President
Accepted:

FAYEZ SAROFIM & CO.

By: /s/ Raye G. White Name: Raye G. White Title: Executive Vice President